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         SHANECY ANNOUNCES CHANGES IN DIRECTORS AND BUSINESS DIRECTION,
                   ACQUISITION OF TWO BUSINESSES AND PLANNED
                        ADDITIONS TO EXECUTIVE MANAGEMENT

VANCOUVER, British Columbia, Nov 17, 1999 /PRNewswire via COMTEX/ -- Shanecy, Inc. (OTC Bulletin Board: SECY), announced today that on November 11, 1999, the Company's two directors, Ann Myers and Jill Wright, resigned and appointed Jason
W. Galanis and Kevin L. Washington to replace them.

Under the direction of the new board, Shanecy plans to implement its business plan to act as a publicly traded venture capital company that will concentrate on Internet-related companies. The Company plans to invest with entrepreneurs demonstrating superior strategies in ventures with consumer oriented Internet applications. It is anticipated that an active investment role will be assumed by the new management of Shanecy (described below) implementing what it believes will be appropriate fiscal discipline and a maximizing of shareholder value. Management intends to augment its venture investments with support services including financing, personnel recruitment, technology and marketing.

In order to initiate its strategy, Shanecy has entered into two transactions whereby its capital base will be increased and certain proprietary technology will be acquired. The Company has reached an agreement with Thesseus International Asset Fund to acquire 100% of Eikos Acquisition, Ltd. in consideration for 10 million shares of Shanecy restricted common stock.

The acquisition of Eikos provides Shanecy with a 49.5% beneficial interest in a six-year gross royalty agreement with payment rights of up to $24 million. The royalty agreement also provides for certain licensing arrangements of software systems sold to the royalty payor, The Credit Store (OTC Bulletin Board: PLCR). Management believes that the royalty payments should assist the Company in its growth by providing a consistent source of earnings and cash flow as it matures its other investments.

Simultaneously, the Company has agreed to acquire CASA@Home, Inc. for 2 million restricted shares of common stock. CASA is a recently formed Internet Service Distributor that plans to focus on providing Internet access and enhanced Internet financial services to moderate-income consumers. CASA intends to use proprietary systems to analyze consumer buying patterns with the objective of delivering highly targeted and value-added services to its subscribers. CASA will issue a new VISA(R) credit card to its subscribers in conjunction with becoming a subscriber. The card will provide the consumer with a payment mechanism for e-commerce facilitated by the Company while providing the Company with statistically based information to better assess individual customer requirements.

CASA is being acquired from Thesseus and K. Washington-Galanis Investments LLC, an investment partnership controlled by Messrs. Washington and Galanis.

Thesseus is a closed-end venture capital fund with an investment mandate focused primarily on financial services companies.

Immediately subsequent to these acquisitions Shanecy will also add several new officers and directors, each of which are affiliated with Thesseus. Harry J.

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Weitzel is expected to serve as Chairman and CEO, Michael Bodnar is anticipated to serve as a director and as Chief Financial Officer, and Dr. Rory F. Knight will also act as a director. These additions will increase the board to a total of five members. In addition to the directorship, Mr. Galanis has become President of the Company. Messrs. Galanis, Weitzel and Dr. Knight are directors of Thesseus, Mr. Bodnar is CFO of Thesseus and Mr. Washington is a major stockholder of Thesseus. Each are considered to be affiliates of Thesseus.

Mr. Weitzel was previously President of Electronic Data Systems (EDS) CAMD and was 30 years with the bank holding company Maryland National Corporation, retiring as President of consumer lending.

Mr. Bodnar has been a Chartered Accountant since 1978, having spent 10 years at KPMG Peat Marwick as a Senior Manager. He has been Chief Financial Officer for a major Canadian retailer with a focus on consumer credit accounts and was CFO for two Canadian investment partnerships.

Dr. Knight is the Dean of Templeton College, Oxford University, the business school of Oxford endowed by Sir John Templeton. He was at the Swiss Central Bank in Geneva for eight years prior thereto.

Mr. Galanis is a venture capital investor with varied investment interests. He co-founded several companies investing in distressed debt beginning in 1987, including co-founding The Credit Store, which he later sold.

Mr. Washington is an investor with interests in several specialized investment funds internationally in both public and private equity.

"We are pleased to add the breadth of senior management to our executive team as the Company develops its Internet investment strategy," said Mr. Galanis, President and Director. "The concurrent initial acquisition of these two companies adds resources which should be helpful in assisting innovative entrepreneurs in growing their companies and ultimately assisting them in independently accessing the capital markets."

There are forward-looking statements in this document, and in the Company's public documents to which they may refer, that are subject to risks and uncertainties in addition to those set forth above. These forward-looking statements include information about possible or assumed future results of the Company's operations. Also, when any of the words "believes," "expects," "anticipates" or similar expressions are used, the Company is making forward-looking statements. Many possible events or factors could affect future financial results and performance. This could cause Company results or performance to differ materially from those expressed in their forward-looking statements. These and other risks are described in the Company's publicly filed documents and reports that are available from the Company and from the SEC.